Exhibit 5.01

111 SOUTH CALVERT STREET
BALTIMORE, MD 21202
TEL (410) 659-2700
FAX (410) 539-6981
WWW.HHLAW.COM

November 14, 2005

Board of Directors

Under Armour, Inc.

1020 Hull Street, 3rd Floor

Baltimore, MD 21230

Ladies and Gentlemen:

We are acting as Maryland counsel to Under Armour, Inc., a Maryland corporation (the “Company”), in connection with its registration statement on Form S-1, file no. 333-127856, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 13,942,600 shares of the Company’s Class A common stock (the “Shares”), of which (i) 9,500,000 Shares are to be sold by the Company (the “Primary Shares”) and (ii) up to 4,442,600 Shares are to be sold by the stockholders identified in the Registration Statement (the “Secondary Shares”), of which 1,000,000 Shares are to be issued to certain stockholders pursuant to a Share Exchange Agreement (defined below) (the “Exchange Shares”) and the remainder of which are currently outstanding.  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.                                       An executed copy of the Registration Statement.

2.                                       The Charter of the Company (the “Charter”), as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.                                       Articles of Amendment and Restatement of the Articles of Incorporation of the Company (the “New Charter”), as certified by the Secretary of the Company on the date hereof as having been adopted by the Board of Directors and Stockholders of the Corporation and authorized for filing with the Maryland State Department of Assessments and Taxation (“SDAT”).

4.                                       The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.                                       The proposed form of Underwriting Agreement among the Company, the Selling Stockholders named therein and the several Underwriters to be named therein, for whom Goldman, Sachs & Co. will act as representative, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

6.                                       Certain resolutions of the Board of Directors of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, declaring advisable the New Charter, the authorization of the Underwriting Agreement and arrangements in connection therewith, and establishment of a pricing committee of the Board of Directors with respect to the determination of the issue price of the Shares (the “Primary Share Board Resolutions”).

7.                                       Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company, and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, authorization of the Share Exchange Agreement and the issuance and sale of the Exchange Shares  pursuant thereto following the acceptance by the SDAT for record of the New Charter, and the issuance and sale of the portion of the Secondary Shares that are not Exchange Shares (collectively, the “Secondary Share Board Resolutions”).

8.                                       The Share Exchange Agreement, dated November 13, 2005 among the Company and the shareholders of the Company listed therein (the “Share Exchange Agreement”) relating to the issuance of a portion of the Secondary Shares in exchange for other outstanding shares of the Company.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  We also have assumed that the Secondary Shares (other than the Exchange Shares) were issued in accordance with the terms specified in the Secondary Share Board Resolutions.  We also have assumed that the Share Exchange Agreement (x) has been duly executed and delivered on behalf of the parties thereto, and (y) constitutes a valid and binding obligation of the parties thereto enforceable against each such party in accordance with its terms.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Maryland General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, “Maryland General Corporation Law, as amended” includes the applicable statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.             the Secondary Shares other than the Exchange Shares are validly issued, fully paid and nonassessable,

2.             following (i) the filing of the New Charter with the SDAT and its acceptance for record by SDAT and (ii) the exchange of shares contemplated by the Exchange Agreement, the Exchange Shares will be validly issued, fully paid and nonassessable,

3.             following the filing of the New Charter with the SDAT and its acceptance for record by SDAT and following (a) action by the Board of Directors or one or more committees thereof establishing the issue price of the Shares (the “Board Action”), (b) execution and delivery by the Company of the Underwriting Agreement, (c) issuance of the Primary Shares pursuant to the terms of the

Underwriting Agreement and the Board Action, and (d) receipt by the Company of the consideration for the Primary Shares specified in the Board Action, the Primary Shares will be validly issued, fully paid, and nonassessable.

*   *   *   *

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.